SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: December 4, 2003

LUMALITE HOLDINGS, INC.

(Formerly Consil Corp.)
(Exact name of registrant as specified in charter)

                                  Nevada                        0-4846-3                                    82-0288840
                        (State or other jurisdiction     (Commission                              (IRS employer
                          of incorporation)                    file number)                              identification no.)

378 North Main Street

Layton, Utah 84041

(Address of Principal Executive Offices)

Registrant's telephone number, including area code (801) 497-9075

Item 1. Change in Control of Registrant

Though Lumalite Holdings, Inc. ("the Company") has not experienced a change in control, due to recent corporate events, there is a likelihood that such change may occur. Consequently, the Company has decided to provide the following information.

On December 2, 2003, the Company signed a letter of intent to acquire all the of equity of MEMS USA, Inc. ("MEMS"), which is a privately-held California corporation. The parties are now conducting due diligence and negotiating the terms of a definitive acquisition agreement. If the intended transaction closes, MEMS will become a wholly-owned subsidiary of the Company and there would be a complete change of management.

Pursuant to the intended transaction, the shareholders of MEMS will be issued approximately 10 million shares of common stock and become the controlling shareholders of the Company. The total number of shares that would be outstanding if the transaction closes would be approximately 13.3 million shares.

Item 5. Other Events

On December 2, 2003, the Company signed a letter of intent to acquire all the of equity of MEMS USA, Inc., a privately-held California corporation.

Additionally, the Company has completed a restructured its equity through a reverse split of its common stock. Because of the reverse split, the Company will be issued a new CUSIP number and trading symbol. The Company does not currently know what date the reverse split will be reflected in the market.

The Company is currently negotiating for a restructure of its debt through the issuance of equity. There is no assurance that the Company will succeed in discussions with its creditors and complete a restructuring of its debt. The shareholders of the Company have already authorized the Board of Directors to effect a change in the Company's name. If the Company completes the acquisition of MEMS, the Board will most likely change its name at that time.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

If the Company completes a transaction with MEMS, any required financial statements will be filed not later than 60 days after the date of closing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMALITE HOLDINGS, INC.

Date: December 4, 2003 By: /s/ Scott Hosking
Scott Hosking, President/CEO